EXHIBIT 10.11

AGREEMENT FOR PROVISION OF SERVICES AND DIVISION

OF EXPENSES

made and entered into at Kibbutz Sdot Yam on the 20th day of July 2011

Between:	CAESARSTONE SDOT YAM LTD.

Pvte. Co. 51-143950

of Kibbutz Sdot Yam

(hereinafter: “the Company”)

of the one part;

And:	SDOT YAM COOPERATIVE AGRICULTURAL SOCIETY LTD.

Pvte. Co. 57-0003509

of Kibbutz Sdot Yam

(hereinafter: “the Kibbutz”)

of the other part;

WHEREAS	The offices of the Company’s management, as also one of its production plants, are located on land which lies in the areas of Kibbutz Sdot Yam; and

WHEREAS	In light of the foregoing, the Company wishes to receive various services from the Kibbutz as described in this Agreement; and the Kibbutz agrees to provide the Company with the services, all in accordance with and subject to the provisions of this Agreement; and

WHEREAS	In addition the parties wish to stipulate various arrangements in relation to expenses and various charges pertaining to the use the Company will make of the Land and the Buildings which are located in the areas of the Kibbutz; and

WHEREAS	The parties wish to define, regulate and to put into writing the relationship between them on all matters connected with the providing of the services;

Now therefore it is declared, stipulated and agreed between the parties as follows:

1.	Preamble, appendices and conditions

1.1	The preamble and the appendices to this Agreement constitute an integral part hereof.

1.2	The headings in this Agreement have been inserted solely for convenience and will not be used in the interpretation of the Agreement.

1.3	In this Agreement: “the Company’s Lands” — areas of the Land and the Buildings which have been allocated for the exclusive use of the Company on Kibbutz Sdot Yam, pursuant to a license agreement between it and the Kibbutz dated March 31, 2011.

2.	Declarations and undertakings by the Kibbutz

The Kibbutz declares and undertakes to the Company that:

2.1	It possesses the suitable know-how, skill, expertise and qualifications, the technical instrumentation and the manpower that is suitable for providing the services as stated in this Agreement, and that it will fulfill all its obligations as specified in this Agreement in the best possible manner and at a high professional standard.

2.2	It will attend to obtaining all the licenses and permits that are required according to law, to the extent that same are required, for performing the services, and will comply with all requirements and provisions of the law which are necessary by virtue of it being a service provider. In addition, the Kibbutz undertakes that it will transfer for the perusal of the Company, at the Company’s request, any permit required in connection with the performances of the services as aforesaid, and on the Company’s request will also furnish it with a copy corresponding to the original of every such permit.

2.3	It has the ability of complying with all the obligations it has assumed under this Agreement.

2.4	There is no bar or impediment to its entering into this Agreement and/or to the fulfillment of any obligation it has assumed under this Agreement, pursuant to law, agreement or prior undertaking to which it is a party.

2.5	All the necessary resolutions according to its documents of incorporation and according to any law for purposes of its entering into this Agreement have been passed.

2.6	This Agreement does not conflict with and/or is not contrary to any agreement and/or other accord to which it is a party and does not constitute a breach of any obligation which it owes.

3.	Declarations and undertakings by the Company

The Company declares and undertakes to the Kibbutz that:

3.1	It has the capability of complying with all the obligations it has assumed under this Agreement.

3.2	There is no bar or impediment to its entering into this Agreement and/or to the fulfillment of any obligation it has assumed under this Agreement, pursuant to law, agreement or prior undertaking to which it is a party.

3.3	All the necessary resolutions according to its documents of incorporation and according to any law for purposes of its entering into this Agreement have been passed.

3.4	This Agreement does not conflict with and/or is not contrary to any agreement and/or other accord to which it is a party and does not constitute a breach of any obligation which it owes.

3.5	It and anyone on its behalf will act in accordance with reasonable instructions they receive from time to time from the Kibbutz in all aspects pertaining to the services and do everything in their power in order to assist the Kibbutz in fulfilling its obligations as set forth in this Agreement, on condition that this does not have the effect of making the Company liable for additional expenses in excess of what is stated in this Agreement.

4.	Condition precedent

4.1	It is agreed between the parties that this Agreement is subject to the closing and completion of the public offering, as this term is defined below and will come into force only at the date of the closing and completion of the public offering, which will be deemed below: “Date of Fulfillment of the Condition Precedent”)

4.2	For the removal of doubt, it is clarified that until the time at which the Condition Precedent is fulfilled, this Agreement will be of no validity. If the Condition Precedent is not fulfilled on or before December 31, 2011, this Agreement will be deemed to be null and void in all respects as if it had never been signed.

4.3	“Completion of the public offering” for purposes of this Agreement will be deemed to be the date on which the Seller receives the first moneys that will be raised by it in an initial public offering of the Seller’s shares on a stock exchange in the USA (NASDAQ or NYSE).

5.	Payments and various expenses

The parties stipulate between them the set of arrangements described below:

5.1	Local Committee

The Company will pay the Sdot Yam Local Committee local committee taxes in accordance with the provisions of the law in this regard including the provisions of the Local Councils Order (Regional Councils), 5718-1958. For the removal of doubt, the parties are aware and agree thereto that as at the year 2010 the amount of the local council taxes stands at a sum of NIS 453,578, while in 2011 the amount of the Local Committee taxes which the Company is obliged to pay to the Sdot Yam Local Committee stands at a sum of NIS 459,878. The provisions of this clause shall be deemed to be a contract in favor of a third party (the Sdot Yam Local Committee).

5.2	Guarding

The Company will pay the Sdot Yam Local Committee a guarding levy in accordance with the provisions of the law in this regard, including the provisions of “the guarding order” of the Hof Hacarmel Local Council. For the removal of doubt, the parties are aware and agree thereto that as at the year 2010 the amount of the guarding levy stands at a sum of NIS 70,557, while in 2011 the amount of the guarding levy which the Company is obliged to pay to the Sdot Yam Local Committee is a sum of NIS 72,306. The provisions of this clause will be deemed to be a contract in favor of a third party (the Sdot Yam Local Committee).

5.3	Rates

The parties will jointly apply to the Hof Carmel Regional Council with an application that the Council will collect the rates separately from the Company and from the Kibbutz, in the course of retaining the discount given to the Kibbutz at a rate of 2% of the rates, for the collection services which the Kibbutz performs (actually collection of the rates from the Company for the Council).

In the event that the Hof Carmel Regional Court does not accede to the aforesaid request to retain the discount that is given to the Kibbutz — the existing arrangement that applies prior to the date of signing of this Agreement will continue, pursuant to which the Kibbutz will collect the rates from the Company and will transfer the amounts it has collected to the Council. The Company undertakes that in such event it will transfer to the Kibbutz the full amounts of the rates which the Hof Carmel Regional Council will demand in connection with the Company’s Lands — all before the dates specified at law for payment of the rates and in a manner that will enable the Kibbutz to transfer the amounts to the Council in good time.

5.4	Water

The Company will pay the Kibbutz payments according to actual consumption (based on the meter that is installed) in accordance with the tariff of local councils for water for industry. The aforesaid payments will be paid to the Kibbutz once every calendar month, not later than according to conditions of current month + 60 for each month (in respect of the water the Company has consumed as aforesaid in the preceding month). For purposes of making the aforesaid payment, the Kibbutz will each month present the Company with the relevant data, at least 10 days before the due date of payment.

5.5	Sewerage fee

The Company undertakes to install at its expense, up to the date this Agreement comes into force, a meter for measuring the actual quantity of sewerage which the Company emits from the Company’s Lands (“the Sewerage Meter”).

The Company will pay the Kibbutz a proportionate share of the sewerage fee that the Kibbutz pays to the Hof Hacarmel Regional Council, according to the ratio between the Company’s sewerage consumption (in accordance with the measurement of the Sewerage Meter) as against the total sewerage consumption for which the Kibbutz pays the Council. The aforesaid payments will be paid to the Kibbutz once every calendar month, not later than according to conditions of current month + 60 for each month (in respect of the quantity of sewerage the Company has emitted as aforesaid in the preceding month). For purposes of making the aforesaid payment, the Kibbutz will present the Company with the relevant data each month, at least 10 days before the due date of payment.

5.6	Garbage removal

For the removal of doubt it is clarified that the Company will continue to make payment directly to the Hof Carmel Regional Council of the full payments in respect of garbage removal from the Company’s Lands.

5.7	Guarding at the gates of the plant

The sole and exclusive obligation is imposed on the Company to perform guarding in all the Company’s Lands, including the entrances to these areas — all at the Company’s expense and to such scale and extent as the Company deems fit.

5.8	Water infrastructures

For the removal of doubt it is clarified that in the costing of the amounts which the Company pays to third parties for the water it consumes in all the Company’s Lands, full payment for infrastructures and water are also grossed up and therefore the Company does not have and will not have any demand in this regard from the Kibbutz.

5.9	Sewerage infrastructures

For the handling and the maintenance works which the Kibbutz performs on the sewerage infrastructures within the Kibbutz areas that are not the Company’s Lands, the Company will pay the Kibbutz an amount of 70 agorot plus V.A.T. for every cu.m of sewerage actually emitted by the Company (according to a measurement of the Sewerage Meter), with this being in light of the fact that the sewerage the Company produces flows through the sewerage infrastructure of the Kibbutz. The aforesaid amount will be linked to the rise in the Consumer Price

Index as against the known index on October 21, 2010. The aforesaid payment shall be paid to the Kibbutz once every calendar month, not later than according to conditions of current month + 60 for each month (in respect of the quantity of sewerage the Company emitted as aforesaid in the preceding month). For purposes of making the aforesaid payment, the Kibbutz will present the Company with the relevant data each month, at least 10 days before the due date of payment.

In the event of their being a necessity for renovation (as distinct from maintenance) of the sewerage infrastructures on the Kibbutz which are not in the Company’s Lands — the plant will pay the Kibbutz the proportionate share of the cost of the renovation actually incurred by the Kibbutz, according to the quantity of sewerage actually emitted by the Company (in the period of 12 months prior to the start of the renovation) according to a measurement taken from the total quantity of sewerage emitted by the Kibbutz and the Company jointly during that period.

For the removal of doubt it is clarified that the Company will be responsible for treatment and handling of the sewerage infrastructures on the Company’s Lands at its own expense.

The Company further undertakes to see to it that all sewerage which it emits through the sewerage infrastructures on the Kibbutz will meet the standards specified by law.

5.10	Electricity

The parties agree that the present arrangement which applies prior to the signing of this Agreement will continue, pursuant to which the Company pays the full electricity account for the electricity consumption of the Company and the Kibbutz, and debits the Kibbutz with its proportionate share — according to a measurement of the meters that are located in the joint telephone exchange (while in regard to the electricity which reaches the Concetto Building the arrangement is the opposite — the Kibbutz pays the full electricity account for electricity consumption of the Company and the Kibbutz for electricity which reaches the Concetto Building, and debits the Company with its proportionate share — in accordance with the measurement of the meters that are located in the Concetto Building).

6.	Services

The Kibbutz will supply the Company with the services listed below (“the Services”) against the consideration specified opposite each of the Services below:

6.1	Beautification services

The Company hereby brings the Kibbutz the possibility of performing all the beautification works in the Company’s Lands — against a price and on conditions identical to those at which the executing contractor who will be employed by the Company at the time of realization of the possibility by the Kibbutz will perform the works, and subject to a period of advance notice that must be given to the contractor who performs the work in accordance with the agreement with him (to the extent that same exists). The Kibbutz will be entitled to realize the aforesaid possibility at any time that may be chosen during the period of this Agreement, subject to a period of advance notice to the executing contractor as stated above — by means of sending a written notice to the Company. Nothing in the foregoing shall preclude the Company being able to reduce the scale and extent of the beautification services or to cancel same by way of notice identical to that which applies to the contractor who performs the work prior to the start of execution thereof by the Kibbutz — provided that in every case of an enlargement or renewal of the works, the Kibbutz will be given the possibility to elect to perform same itself under the conditions set forth above.

6.2	Postal services

The Kibbutz will continue to allow the Company to use the services of the post office at the Kibbutz. In return for this the Company will pay the Kibbutz an amount of NIS 5,000 plus V.A.T. per month as a contribution towards the cost of maintaining the office. The aforesaid amount will be linked to the rise in the Consumer Price Index as against the known index on October 21, 2010. The aforesaid payment shall be paid to the Kibbutz once per calendar month, not later than according to conditions of current month + 60 for each month. For the removal of doubt it is clarified that in addition to the abovementioned payment, the Company will pay all the payments in respect of the actual use of postal services (stamps, envelopes, and so forth).

6.3	Meals

The Company will pay the Kibbutz an amount of NIS 28 plus V.A.T. for every meal an employee of the Company and anyone on behalf of the Company eats in the Kibbutz dining room. The aforesaid amount will be linked to the rise in the Consumer Price Index as against the known index on October 21, 2010. The aforesaid payments will be paid to the Kibbutz once each calendar month, not later than according to conditions of current month + 60 in respect of each month. For purposes of making the aforesaid payment, the Kibbutz will each month present the relevant data, at least 10 days before the due date of payment.

If the Company should elect from time to time to order other food supply from the Kibbutz (for example, and without derogating from the generality of the foregoing, sandwiches for the Company’s employees), if such food is ordered for the Company and/or anyone on its behalf, the Company will pay the Kibbutz the price that will be agreed upon between the parties in advance for each type of food that will be supplied to the Company as aforesaid.

The Company undertakes that in the first calendar year following the date of coming into force, it will pay the Kibbutz for at least 24,000 meals in the Kibbutz dining room, and that if the Company does not consume such quantity — it will in any event pay the Kibbutz for such quantity of meals (“Minimum Number of Meals”). Thereafter, once each year, not later than January 15 of each calendar year, the Company will be entitled to notify the Kibbutz in writing of a change in the Minimum Number of Meals for that year (provided that if the Minimum Number of Meals of which the Company will give notice is low, in a manner that in the opinion of the Kibbutz the continued supply of the meals to the Company is not economic for the Kibbutz, the Kibbutz will be entitled to notify the Company, by way of written notice that shall be given within 30 days from the date of the Company’s notice, that it is ceasing the supply of meals to the Company — and in such case the supply of meals to the Company by the Kibbutz will be stopped within 3 months from the date of the Kibbutz’s notice). If the Company has not given notice of a change in the Minimum Number of Meals with respect to a given year, then the Minimum Number of Meals which was in force in the previous year will continue to be binding on the Company.

6.4	It is hereby further agreed that, without derogating from the foregoing, in any event during the period of this Agreement in which the Company wishes to contract with any third party under an agreement whereby the said third party will supply meals to the Company’s employees who are in the confines of the Land and the Buildings in the area of the Kibbutz, such contractual arrangement will be subject to the giving of a right of first refusal to the Kibbutz in the manner specified below: the Company shall send the Kibbutz a detailed description of the service requested by it, the price it will agree to pay and the remaining commercial and other conditions (“the Work” and “the Work Offer”). The Kibbutz shall notify the Company within 10 days from receipt of the Company’s notice whether it is prepared to perform the Work in accordance with the conditions of the Work Offer. If the Kibbutz has given notice that it is prepared to perform the Work and that it will perform same in accordance with the Company’s requests — the Kibbutz shall perform the Work in accordance with all the conditions of the Work Offer. If the Kibbutz gives notice that it is not interested in performing the Work and/or has not given a reply within the aforesaid period of time, the Company will entrust the Work to a third party of its choice, in accordance with substantive conditions of the Work Offer. For the removal of doubt it is clarified that in every case of any material change in the conditions of the Work Offer (including timetables, prices, specifications, volumes and so forth), the Company will be obliged to perform the entire process described above once again vis-à-vis the Kibbutz. Without derogating from the remaining provisions of this Agreement, if in the Company’s reasonable discretion, at any time after the Kibbutz has taken upon itself the providing of the services pursuant to this clause, it deviates from the standards demanded by the Company and has not rectified the deviation within 30 days from the date it was called upon to do so — the Company will be entitled to terminate the supply of such services by the Kibbutz.

Use of vehicles

The Company and the Kibbutz will be entitled to make use of the vehicles of the other party, after coordination with the other party and all on condition that such use is permissible according to the provisions of any relevant agreement (including agreements with operating lease companies of the vehicles) and the provisions of the law. In every case of such use of vehicles of the other party, the using party shall pay the other party a payment according to the Heshev price list. The accounting in this regard will be made between the parties once per month.

6.5	Use of the fueling station at the Kibbutz

The Company will recommend to all its employees to refuel (including with diesel) only at the fuel station located on the Kibbutz and shall issue an internal directive to the effect that it is prohibited for the Company’s employees to refuel (including diesel) at gas stations located within a radius of 5 kilometers from the Kibbutz, except in the case of a breakdown at the Sdot Yam station or in another emergency situation. For the refueling at the Kibbutz’s fuel station the Company will pay the Kibbutz the amounts it actually pays to the Dor Alon Company or to another company with which the Company has an arrangement (in its sole discretion) and as shall be in force from time to time. As at the 2010 year, the prices which the Company pays Dor Alon are as set forth in Appendix A to this Agreement. The aforesaid amount shall be paid to the Kibbutz once each calendar month, not later than according to conditions of current month + 60 for each month (in respect of the quantity of fuel the Company used in the previous month). For purposes of making the aforesaid payment, the Kibbutz will present the Company each month with the relevant data, at least 10 days before the due date of payment.

6.6	Laundry

The Kibbutz shall, throughout the entire period of this Agreement, exclusively supply all the laundry services the Company requires for the Company’s employees who work on the Company’s Lands. The laundry services include: laundering of clothing, basic folding and packaging of the clothing in separate parcels for each employee in a manner that the employee’s number appears on each parcel. For the removal of doubt it is hereby clarified that the Company will not be entitled, throughout the entire period of this Agreement, to establish a laundry and/or contract, directly and/or indirectly, with any other supplier who supplies laundry services for employees of the Company on the Company’s Lands.

The Company will pay the Kibbutz a market price which currently stands at NIS 7.90 plus V.A.T. for each kilogram of laundry which it utilizes. The aforesaid amount will be linked to the rise in the Consumer Price Index as against the known index on the date of signing of this Agreement. For purposes of the making of the aforesaid payment, the Kibbutz shall each month present the Company with the relevant data, at least 10 days before the due date of payment.

If the Company should elect from time to time to requisition additional laundry services from the Kibbutz, over and above the laundry services (for example dry cleaning, ironing), the Company will pay the Kibbutz a price that will be agreed between the parties in advance for each type of such services.

6.7	Metalwork workshop

The Company hereby grants the metal workshop at the Kibbutz a right of first refusal, throughout the entire period of this Agreement, in respect of all the metal works of whatsoever nature, which the Company may require in Israel (and for removal of doubt including at the Company’s plants at the Kibbutz and in the Bar-Lev Industrial Zone), as follows: in every case in which the Company requires any metal work, the Company will send the manager of the metalwork workshop at the Kibbutz a detailed description of the work and signed price quotation it has received for performing the work from a metalwork workshop in Israel (“the Work Offer”). The Kibbutz shall respond as quickly as possible and not later than 7 days, unless the Company has given notice that it requires a speedier response from the time of receipt of the Work Offer in the course of which the Kibbutz will be obliged to notify the Company whether it is prepared to perform the work in accordance with all the terms and conditions of the Work Offer. If the Kibbutz has given notice that it is prepared to perform the work and that it will perform same in accordance with the Company’s requirements, the Kibbutz will perform the work in accordance with all the terms and conditions of the Work Offer. If the Kibbutz has given notice that it is not interested in performing the work and/or does not give a reply within the aforesaid period of time, the Company will perform the work at the metalwork workshop which sent it the Work Offer (and not at any other metalwork workshop), in accordance with all the terms and conditions of the Work Offer. For the removal of doubt it is clarified that in every case of any change in the terms and conditions of the Work Offer (including timetables, prices, specifications, volumes and so forth), the Company will be obliged to perform the entire process described above once again vis-à-vis the Kibbutz metalwork workshop. It is further clarified that if the Kibbutz metalwork workshop is incorporated in any manner which is not within the framework of the Kibbutz, the provisions of this clause will be deemed to be a contract in favor of a third party (the Kibbutz metalwork workshop in the form in which it is actually incorporated). It is clarified that the provisions of this clause will apply during the period of the Agreement and as long as the metalwork workshop is under the control of the Kibbutz, directly or indirectly (also in a case of its incorporation in any form which is? not within the framework of the Kibbutz).

6.8	Festive function

The Company hereby grants the Kibbutz’s events gardens (Gan Gili, Al Hayam, Kochav Hayam and any other events garden there may be, if any, in the future in the areas of the Kibbutz and under the Kibbutz’s control, directly or indirectly), a right of first refusal, throughout the entire period of this Agreement, for the holding of any festive events of any sort and everything connected therewith, ancillary and relating thereto — of the Company in Israel (and for the removal of doubt, including events the Company may stage for its employees and members of their families, suppliers, customers, guests from abroad, and so forth), as follows:

In every case in which the Company wishes to stage any event, the Company will send to an entity at the Kibbutz as directed by the Kibbutz(and until such time as the Kibbutz otherwise directs, to the manager of Kef Yam) a detailed description of the event it wishes to stage and a signed price quotation it has received for holding the event from another events garden in Israel (“the Event Offer”). The Kibbutz will be given a period of seven days from the date of receipt of the Event Offer in the course of which the Kibbutz will be obliged to notify the Company whether it is prepared to perform the event in accordance with all the terms and conditions of the Event Offer in one of the Kibbutz’s events gardens (which is suitable for the event, if there is such). If the Kibbutz gives notice that it is prepared to perform the event, the Kibbutz will perform the event in such events garden in accordance with all the terms and conditions of the Event Offer. Should the Kibbutz give notice that it is not interested in performing the event and/or if it does not give a reply within the aforesaid period of time, the Company will perform the event in the events garden which sent it the Event Offer (and not in any other events garden), in accordance with all the terms and conditions of the Event Offer. For the removal of doubt it is clarified that in every case of any change in the terms and conditions of the Event Offer (including timetables, prices, specifications, volumes, and so forth), the Company will be obliged to perform the entire process described above once again vis-à-vis the Kibbutz. It is further clarified that if any of the events gardens that are located in the areas of the Kibbutz is incorporated in any manner which is not within the framework of the Kibbutz, the provisions of this clause will be deemed to be a contract in favor of the third party (the events gardens of the Kibbutz as same are actually incorporated). It is clarified that the provisions of this clause will apply during the period of the Agreement and as long as the events garden to whom the provisions of the clause apply are in the Kibbutz’s control, directly or indirectly (also in a case of their being incorporated in any form which is not within the framework of the Kibbutz).

7.	General provisions

7.1	The Company will not be entitled to reduce the types of services that will be supplied to it by the Kibbutz as stated above, except the scale and extent of the utilization of services which will be given in accordance with its actual needs, as described above.

7.2	The Company will appoint a person or several persons on its behalf who will maintain contact with the Kibbutz on all matters connected with the receiving of the services (“the Liaison Officer”). The right is reserved to the Company to replace the Liaison Officer from time to time in its sole discretion, provided that it notifies the Kibbutz about the identity of the new Liaison Officer.

7.3	In a case in which the Company requests the Kibbutz to supply it additional services or to increase the scale and extent of the services being provided to the Company, the parties will jointly consider this, including the specifying of fair service fees for such additional services.

7.4	All the amounts specified in this Agreement as being linked to the index will be revised upwards (only), once every six months, in the event of a rise in the Consumer Price Index, as against the known index on October 21, 2010. Price rises in excess thereof will be discussed and agreed upon by the parties, to the extent necessary.

7.5	It is recorded and agreed by the parties that the Kibbutz will be entitled to contract with sub-suppliers, sub-contractors and any other third parties, in its sole and absolute discretion and without the necessity for giving notice and/or any reasons to the Company, for purposes of supplying the services to the Company in accordance with this Agreement, subject to the condition that the Kibbutz shall be the party that at all times bears full responsibility for the supply of the services, the standard of performance thereof, the quality thereof and the compliance thereof with the terms and conditions of this Agreement, and that the Company shall in no manner be liable for any payment and/or expense of any sort to any of the sub-suppliers with whom the Kibbutz has contracted. The Company will not be liable in any circumstances to any third party for any obligation, whether express or implied, financial or otherwise, and will not be responsible to any third party in any manner or sense.

8.	Period of the Agreement

8.1	This Agreement will come into force on the Date of Fulfillment of the Condition Precedent (“the Date of Coming into Force”) and will be for a period of 8 years commencing from the Date of Coming into Force (“the First Agreement Period”) and shall automatically be renewed each time for an additional period of one year (“the Additional Agreement Period” and jointly with the First Agreement Period “the Agreement Period”), unless one of the parties gives written notice to the other in advance of its desire to terminate the Agreement, at least 6 months before the end of the Agreement Period, or before the end of an Additional Agreement Period.

8.2	It is agreed between the parties that on the Date of Coming into Force, the services agreement that was signed between the parties on December 25, 2006 (“the Old Agreement”) will be cancelled. The parties declare that they do not have any allegations and/or claims and/or demands against one another in respect of any matter or thing connected with and/or relating to and/or arising from the Old Agreement and/or from its cancellation as aforesaid, and if either of the parties does have allegations and/or claims and/or demands as aforesaid, it irrevocably waives same by its signature to this Agreement.

8.3

Notwithstanding the aforesaid, each party will be entitled to terminate this Agreement by way of giving notice that shall be in writing to the other party 45 days in advance, in each of the following situations: (a) a liquidation order and/or a receivership order, provisional or permanent, has been granted against the other party, which has not been set aside within one hundred and twenty (120) days from the date on which it was granted; (b) an application has been filed against the other party for the appointment of a liquidator and/or receiver and/or trustee and/or special manager, and the application has not been withdrawn or set aside within one hundred and twenty (120) days from the date of its filing; (c) an application has been filed by and/or against the other party for a stay of proceedings and/or for an arrangement with creditors (within the meaning of the term under Section 350 of the Companies Law, 5759-1999) and the application has not been withdrawn or set aside within one hundred and twenty (120) days from the date of its filing; (d) an attachment has been imposed on a significant asset of the other party and the attachment has not been removed within one hundred and twenty (120) days from the date on which it was imposed, and by virtue thereof an impediment is likely to arise for the party on whom the attachment was imposed preventing it from performing its obligations under this Agreement.

In addition to the foregoing, in a case in which the Kibbutz has committed a material breach of its obligations under this Agreement in relation to any of the services mentioned in Clause 6 above, and has failed to cure the breach within thirty (30) days from the date on which it was called upon in writing to do so by the Company, provided that in such written notice the Company shall expressly state that if the breach is not cured within the aforesaid time, it will immediately cease to utilize the aforesaid service from the Kibbutz, the Company will be entitled to notify the Kibbutz in writing that it has indeed decided to cease using the aforesaid service from the Kibbutz — and from that time this Agreement will not apply in relation to the aforesaid type of service. For the removal of doubt it is hereby clarified that cessation of the using of any specific service, as aforesaid, does not derogate from the obligations of the parties in accordance with the provisions of this Agreement, on all matters connected with the supply and performance of the other services which have not been stopped.

9.	Non-existence of employer-employee relationship

9.1	The Kibbutz shall supply the services to the Company in accordance with the provisions of this Agreement as an independent contractor. No relationship of employer-employee exists or will exist between the Company and the Kibbutz and/or anyone on behalf of the Kibbutz who takes part in providing the services and/or any portion thereof.

9.2	The Kibbutz undertakes not to allege at any time against the Company that anyone on behalf of the Kibbutz who takes part in providing the services is/are an employee/s of the Company and it will not claim any payment from the Company in reliance on allegations regarding the existence of an employer-employee relationship between the Company and any such person.

9.3	It is further clarified that the Kibbutz and/or anyone on behalf of the Kibbutz who takes part in providing the services will not be entitled to any payment and/or benefit and/or other bonus which are customary in a relationship between an employee and an employer, pursuant to law, statute, case law, custom or usage at the Company, including social conditions that are obligatory according to law, and including severance pay. All the payments to anyone on behalf of the Kibbutz who takes part in providing the services to the Company (including, and without prejudice to the generality of the foregoing, wages, social rights, deductions and income tax and national insurance payments, expenses for traveling to and from work and any other social payment) and all the taxes and levies that are imposed on an employer in such capacity, shall be borne by the Kibbutz and/or by any other third party with whom the Kibbutz may contract as stated in Clause 7.5 below [sic], and the Company will not be liable for this in any manner or form.

9.4	Without derogating from the foregoing, the Kibbutz shall indemnify the Company, immediately upon the Company’s first demand, for any amount the Company may be obliged to pay as a consequence of any liability that may be imposed on it due to a ruling, decision or final judgment the execution of which has not been stayed by a competent judicial instance, that notwithstanding the contents of this Agreement an employer-employee relationship existed between the Kibbutz, and/or any one on behalf of the Kibbutz who took part in the provision of services to the Company. The amount of such indemnity shall include any compensation, expense, payment, compulsory payment, damage, loss, tax or levy, as well as legal expenses and attorneys’ fees in respect of any judicial proceeding to which the Company may be a party — provided that a fair and proper opportunity shall be given to the Kibbutz, if it has an interest or a need for this, to conduct the proceeding and to defend against it.

10.	Liability and insurance

10.1	The Kibbutz will be liable to the Company and to any third party, to the extent that such liability is imposed on it according to law, for any damage and/or loss and/or expense (collectively in this Clause 10: “Damage”), direct or indirect, that may be caused to the body and/or property and/or business of a person and/or corporation, which derive from an act or omission of the Kibbutz and/or its employees and/or anyone on its behalf in the course or as a consequence of performing the services pursuant to this Agreement, and the Kibbutz undertakes to take all the necessary measures to prevent such damage.

10.2	The Kibbutz undertakes to indemnify the Company and/or to hold the Company harmless, immediately upon the Company’s first demand for it to do so, in respect of any damage that may be actually incurred by the Company and/or anyone on its behalf and the liability for which is imposed on the Kibbutz as stated in Clause 10.1 above.

10.3

In addition to the foregoing, in every case in which any allegation and/or claim and/or demand of any third party is raised against the Company and/or anyone on its behalf, in respect of any damage caused to the third party and the liability for which is imposed on the Kibbutz as stated in Clause 10.1 above, the Kibbutz shall bear the full liability and responsibility for any such damage, provided that in every such case the Company shall refer to the Kibbutz in writing (and at a time that will make it possible to perform the matters set forth below), accompanied by a copy of the demand and/or claim it has received and will enable the Kibbutz to defend, in the Company’s name, at the expense of the Kibbutz (and to the extent necessary to attorneys on its behalf, provided that such attorneys shall be experienced attorneys suitable for handling the subject) against any such demand or claim.

10.4	The Kibbutz shall purchase and maintain insurances throughout the entire period of this Agreement to cover the risks connected with performance of the services that are the subject of this Agreement, which shall be reasonable insurance in the circumstances of the matter.

11.	Miscellaneous

11.1	It is hereby expressly agreed that the consideration specified in this Agreement in respect of the performance of the services constitutes the entire payment to which the Kibbutz will be entitled in respect of the supply of the services during the agreement period and that the Kibbutz, and/or anyone on its behalf, will not be entitled to additional consideration and/or to any right in connection with the supply of the services and/or in connection with this Agreement, including in connection with the termination hereof, in excess of this stipulated consideration.

11.2	The Company will not be entitled in any manner to transfer (and/or to encumber and/or pledge) any of its obligations and its rights under this Agreement to any third party.

11.3	The provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1971, shall apply to breaches of this Agreement.

11.4	The terms and conditions of this Agreement fully reflect everything that has been stipulated and agreed between the parties in regard to the matters regulated herein, and the parties will not be bound by any promises, representations, declarations, documents and/or agreements, verbal or in writing, which were made prior to the signing of this Agreement, if made.

11.5	Any alteration, waiver, grant of an extension of time and so forth which are not according to the provisions of this Agreement will be devoid of any validity, unless they are drawn up in writing and signed by the parties. No lateness in the exercise of rights, the grant of an extension of time, procrastination and so forth will be deemed to be a waiver of any sort or form, unless drawn up in writing and signed by the parties.

11.5	The parties between themselves determine that the courts in the Tel Aviv district will have sole local jurisdiction in regard to all matters arising from this Agreement, and the binding law in regard to this Agreement shall be the Israeli law.

12.	Notices and addresses

The addresses of the parties are as set forth in the head of this Agreement of Principles (or any other address that may be given by one of the parties in writing to the other parties. Any notice sent by any party to another according to the aforesaid addresses will be deemed to have been received by the addressee: (a) if sent by registered mail — three (3) business days after the date of posting; (b) if sent by facsimile or by e-mail, one business day after the transmission, provided that the sending party has confirmation regarding transmission of the notice to the addressee.

In witness whereof the parties have hereunto signed:

CaesarStone Sdot Yam Ltd.	CaesarStone Cooperative Agricultural Society Ltd.

by	by

and	and

APPENDIX A

Fuel Prices Dor Alon

Terms of payment		Jan 1, ’10	Feb 1, ’10	Mar 1, ’10	Apr 1, ’10	May 2, ’10	Jun 1, ’10	Jul 1, ’10	Aug 1, ’10
current month + 30 days	Discount gas (agorot) incl. VAT	0.44	0.44	0.44	0.45	0.45	0.45	0.45	0.45
current month + 60 days	Discount diesel oil (ag.) incl. VAT	4.9	5.2	5.4	5.4	5.6	5.6	5.6	5.6
current month + 60 days	Discount on bulk (NIS)	4,450	4,450	4,600	4,600	4,850	4,850	4,850	5,300

	Date	Jan 1, ’10	Feb 1, ’10	Mar 1, ’10	Apr 1, ’10	May 2, ’10
Basic price	Gas (agorot) inclusive	6.57	6.56	6.68	6.75	6.82	6.48	6.64	6.6
Recommended price	Diesel oil (agr.) inclusive	11.17	11.24	11.44	11.65	11.97	11.84	12.24	12.3
Apparatus price	Bulk (NIS)	9,516.97	9,577.32	9,749.73	9,930.76	10,206.63	10,094.56	10,439.38	10,491.11

	Final price	Jan 1, ’10	Feb 1, ’10	Mar 1, ’10	Apr 1, ’10	May 2 ’10	Jun 2, ’10	Jul 3, ’10	Aug 3, ’10
Net price for payment	Gas (agorot) inclusive	1.67	1.36	1.28	1.35	1.22	0.88	1.04	1
Net price for payment	Diesel oil at station (agorot) inclusive	6.27	6.04	6.04	6.25	6.37	6.24	6.64	6.70
Net price for payment	Bulk (NIS)	5,067	5,127	5,150	5,331	5,357	5,245	5,589	5,191